Exhibit 3.1b

STATE OF DELAWARE CERTIFICATE OF CORRECTION

HCW Biologics Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is HCW Biologics Inc..
2. That a Certificate of Amend. of Certificate of Incorporation
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on March 31, 2025 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   Change effective date from April 10, 2025 to April 11, 2025 due to a typographical error

4. Article Fourth of the Certificate is corrected to read as follows:

   That said amendment shall be effective as of 12:01 a.m. Eastern time on April 11, 2025.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 1st day of April, A.D. 2025.

By: /s/ Hing C. Wong
Authorized Officer

Name: Hing C. Wong
Print or Type

Title: Chief Executive Officer